News Announcement

CONTACT: Richard F. Ambury Treasurer 203/328-7300	Robert L. Rinderman, Purdy Tran Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

FITCH UPDATES RATINGS OF STAR GAS DEBT

STAMFORD, CT (January 29, 2003)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil, propane, natural gas and electricity, announced today that Fitch Ratings has placed the ratings of its Petro and Star Gas Propane subsidiaries on Ratings Watch Negative pending a review of the proposed $200 million of senior notes offering by the Partnership. Petro’s senior secured notes and Star Gas Propane’s first mortgage notes are rated BBB by Fitch Ratings. Fitch analysts expect to meet with the Partnership’s senior management in coming weeks to assess the credit implications of the proposed offering and application of the proceeds.

Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. The Partnership is the nation’s largest retail distributor of home heating oil and the nation’s seventh largest retail propane distributor. Star, through its wholly owned subsidiary Total Gas & Electric, also sells natural gas and electricity in the Northeast, Mid-Atlantic and Florida.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership’s financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.